EXHIBIT 10.2

SALE BONUS RELEASE AGREEMENT

April 13, 2022

Re:  Payment and Release

Dear Marc:

Reference is hereby made in this Sale Bonus Release Agreement (this “Release”) to your employment agreement (the “Employment Agreement”) with Phoenix Color Corp., (“Phoenix”) dated December 17, 2021, which was assigned to and assumed by ALJ Regional Holdings, Inc. (the “Company”) pursuant to that certain Novation Agreement by and among you, Phoenix and the Company, dated April 13, 2022.

You hereby acknowledge and agree that, in connection with the closing of the transactions (the “Transactions”) contemplated by that certain stock purchase agreement dated as of February 3, 2022 by and among the Company, Phoenix and LSC Communications Book LLC, the Company is paying you a bonus payment in the amount of $1,700,000, which amount shall be subject to applicable federal, state, and local tax and other withholdings (the “Sale Bonus”). You agree that the Sale Bonus is in full settlement and satisfaction of your rights under Section 3.5 of the Employment Agreement, and that upon making of the payment of the Sale Bonus you shall have no further claim or entitlement to any future payment or settlement with respect to the Sale Bonus.  In addition, you acknowledge and agree that the Transactions will not result in an acceleration of your bonus under Section 3.3 of the Employment Agreement (the “Bonus Acceleration”), and you will be eligible to earn your full bonus under Section 3.3 of the Employment Agreement (without proration), which, if earned, shall be paid no later than March 15, 2023.  You further acknowledge and agree that, in order to avoid the imposition of any excise taxes under Section 4999 the Internal Revenue Code of 1986, as amended (the “Code”), the Sale Bonus has been reduced by, and you have voluntarily waived your rights to, any amounts that, if received by you, would result in a loss of deductions by the Company under Section 280G of the Code and excise taxation to you under Section 4999 of the Code.

Upon receipt of the Sale Bonus, you do hereby release, acquit and forever discharge the Company, Phoenix and any of their respective affiliates or subsidiaries, and any of their respective officers, directors, employees, agents, representatives, attorneys, accountants, consultants, bankers and financial advisors, successors, and permitted assigns from any and all claims, demands, losses, damages, actions, causes of action, or suits of any kind or nature whatsoever, both known and unknown, specifically including, but not limited to, any and all claims relating to the Sale Bonus and the Bonus Acceleration. You understand and agree that you executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company, Phoenix or any other person and that: (w) you have read this Bonus Letter, (x) you have been represented in the preparation, negotiation, and execution of this Bonus Letter by legal counsel and tax advisors of your own choice or have elected not to retain legal counsel or tax advisors, (y) you understand the terms and consequences of this Bonus Letter and of the releases it contains, and (z) you are fully aware of the legal and binding effect of this Bonus Letter.

This Release shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Release as of the date first written above.

ALJ REGIONAL HOLDINGS, INC.
By:/s/ Jess Ravich
Name: Jess Ravich
Title:Chief Executive Officer

Acknowledged and agreed as of the
date first written above:

Marc Reisch

_/s/ Marc Reisch__________________

[Signature Page to Sale Bonus Release Agreement]